Exhibit 10(c)(viii)


                         Ehrenkrantz King Nussbaum, Inc.


November 27, 1995


Mr. Kevin Kaufman
President
Kaufman Films
53 Leonard Street
New York, NY  10013

Dear Mr. Kaufman:

This is to acknowledge and confirm the terms of our corporate finance agreement as follows:

(1) The CineMasters Group (the "Company") hereby engages Ehrenkrantz King Nussbaum, Inc. ("EKN"), and EKN hereby agrees to render services to the Company as its corporate finance consultant, financial advisor and investment banker.

(2) During the term of this agreement, EKN shall provide advice to, and consult with, the Company concerning financial planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, private and public equity and debt financing, acquisitions, mergers and other similar business combinations, as well as analysis of market conditions. Said advice and consultation shall be provided to the Company in such form, manner and place as the Company reasonably requests. In connection therewith, a representative of EKN may be invited to Directors' meetings and to participate in executive management discussions upon request of the Company's management. EKN shall not by this agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than the Company; provided, however, no services of the same or similar nature, as herein described, shall be rendered to an entity whose business is in direct competition with the Company, without the express permission of the Company.

(3) The Company shall pay to EKN for its consulting services hereunder the sum of Four Thousand Dollars ($4,000) per month, on or about the first day of each month of the term of this agreement commencing with the month of December, 1995. In addition, the Company shall pay to EKN a contingent fee equal to two percent (2%) of the amount or value of any financing or acquisition in connection with which EKN renders advisory services to the Company and which transaction is introduced to the Company by EKN.

(4) The Company will reimburse EKN for out-of-pocket expenses incurred in connection with its services hereunder, including reasonable attorneys' fees and the travel and other out-of-pocket expenses of its counsel and other

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representatives,  provided  that any and all  expenses  in excess of $500 in any month shall be approved in advance by the Company. These EKN out-of- pocket expenses will be payable by the Company within ten days of receipt of invoice(s) from EKN.

(5) The Company hereby grants to EKN a two-year option to purchase One Hundred-Thousand (100,000) readily saleable shares of the Common Stock of the Company, at an exercise price of $1.00 per share, provided, however, that the Company may elect on 30 days notice to terminate such option if the Company gives notice of termination of the consulting portion of this agreement on such date. This option shall be promptly evidenced by a warrant agreement in form and substance reasonably satisfactory to EKN.

(6) The term of the consulting portion of this agreement shall be a two-year period commencing on December 1, 1995 and continuing through November 30, 1997 provided, however, that either party may terminate this agreement on 30 days prior written notice given on or after March 1, 1996.

(7) In the event that EKN is primarily responsible for raising funds for the Company or for arranging for a purchase or other acquisition of assets or the business of another company or for initiating or consummating any other financial or corporate transaction on behalf of the Company, the Company will pay to EKN at the closing of such transaction, a fee in cash equal to the Lehman formula. This would be 5% of the 1st million, 4% of the 2nd million, 3% of the 3rd million, 2% of the 4th million and 1% thereafter. The Company will issue and deliver to EKN five-year warrants to purchase a number of shares of the Common Stock of the Company equal to 10% of the number of shares issued to investors in the financing or underlying any conversion or other equity rights or privileges in connection with the financing, at an exercise price equal to the purchase, exercise or conversion price paid by or applicable to such investors. Any engagement of EKN by the Company in connection with any such transaction shall be confirmed by a separate written agreement.

(8) EKN will not disclose to any other person, firm, or corporation, nor use for its own benefit, during or after the term of this agreement, any trade secrets or other information designated as confidential by the Company which is acquired by EKN in the course of performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production, methods and processes, sources of supply, customer lists, marketing plans, and information concerning the filing or tendency of patent applications). Any financial advice rendered by EKN pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of EKN.

(9) The Company agrees to indemnify and hold EKN, its affiliates, officers, employees, and agents harmless against all losses, claims, damages, liabilities, costs, or expenses (including reasonable attorneys' fees) arising out of EKN entering into or performing under this Agreement, including costs arising out of any dispute whether or not EKN is a party to such dispute; provided, however, that this indemnity shall not apply where a court of competent jurisdiction has found willful misrepresentation, misconduct, or gross negligence on the part of

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EKN in  performance  of its  services  hereunder.  EKN  shall  also be paid  for preparing for, or testifying in, any legal proceeding.

If for any reason the foregoing is unavailable to EKN or such other indemnified person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by EKN or such other indemnified person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and EKN or such other indemnified person on the other hand but also the relative fault of the Company and EKN or such other indemnified person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by EKN and any other indemnified person hereunder exceed the amount of fees actually received by EKN pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successor, assigns, heirs and personal representatives of the Company, EKN and any other indemnified person.

The provisions of this paragraph (9) shall survive the termination and expiration of this Agreement.

(10) This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

(11) This Agreement shall be governed by the laws of the State of New York. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and the Company hereby agrees that service of process upon it by registered mail at the address shown in this agreement shall be deemed adequate and lawful.

Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter and returning it to us with payments for the month of December, 1995 at your earliest convenience.

Very truly yours,

Ehrenkrantz King Nussbaum, Inc.

By:    /s/ Louis Ehrenkrantz                          ACCEPTED AND AGREED:
      Louis Ehrenkrantz
      President
                                                By:      /s/  Kevin Kaufman
                                                Title:        President